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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

                  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                            Commission File Number:

                       Allied Digital Technologies Corp.
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            (Exact name of registrant as specified in its charter)

                                140 Fell Court
                          Hauppauge, New York, 11778
                                (516) 232-2323
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         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $.01 per share
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           (Title of each class of securities covered by this Form)

                                     None
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            (Titles of all other classes of securities for which a
          duty to file reports under Section 13(a) or 15(d) remains)

                  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  [x]                  Rule 12h-3(b)(1)(ii) [ ]
     Rule 12g-4(a)(1)(ii) [ ]                  Rule 12h-3(b)(2)(i)  [ ]
     Rule 12g-4(a)(2)(i)  [ ]                  Rule 12h-3(b)(2)(ii) [ ]
     Rule 12g-4(a)(2)(ii) [ ]                  Rule 15d-6           [ ]
     Rule 12h-3(b)(1)(i)  [ ]

                  Approximate number of holders of record as of the certificate or notice date: 10

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                  Pursuant to the requirements of the Securities Exchange Act of
1934, Allied Digital Technologies Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  September 24, 1998

                                      ALLIED DIGITAL TECHNOLOGIES CORP.

                                      By:  /s/ Emily Hill
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                                         Name:  Emily Hill
                                         Title: Chief Finanical Officer,
                                                Senior Vice President-
                                                Finance and Operations,
                                                Secretary and Treasurer